Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 7th day of September, 2016, by and between EnergyTek Corp., a Nevada corporation (the "Corporation"), and John Wise, an individual residing in the State of Arizona (the "Executive"), under the following circumstances:
RECITALS:

A. The Corporation intends to close a transaction (the "Merger") by which the Corporation's subsidiary and Timefire LLC will merge, with Timefire being the surviving entity;
B. In connection with the Merger, the Corporation intends to raise $1,500,000 of investment capital (the "Merger-Related Financing");
C. Subject to the closing of the Merger and effective upon the date that the Merger becomes effective (the "Commencement Date"), the Corporation desires to receive the services of the Executive, and the Executive desires to render services to the Corporation, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties mutually agree as follows:
1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.
2. Duties. The Executive shall serve as the President of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation. The Executive shall report directly to the Board of Directors of the Corporation and the Chief Executive Officer. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder.
3. Term of Employment. The term of the Executive's employment hereunder, unless sooner terminated as provided herein (the "Initial Term"), shall be for a period of two (2) years commencing on the Commencement Date. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a "Renewal Term") unless either party gives prior written notice of non-renewal to the other party ("Non-Renewal Notice") no later than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be.  For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term."

4. Compensation of Executive.
(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments (at the same time as the Corporation pays its other executive officers) during the Term, the sum of $150,000 per annum (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and shall increase such Base Salary in its discretion.
(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as the Corporation's compensation committee may determine or if the Corporation does not have a compensation committee, as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion.
(c) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation's policy for reimbursement of expenses from time to time.  Without limiting the generality of the foregoing, the Corporation shall pay or reimburse the Executive for (i) all reasonable out-of-pocket travel expenses actually incurred or paid by the Executive in the course of his employment, recognizing that the principal location of Executive's employment hereunder will be in Scottsdale, Arizona, and (ii) all reasonable legal expenses incurred by the Executive in connection with the preparation and review of this Agreement.
(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans, dental plans and all other benefits and plans as the Corporation provides to its senior executives (the "Benefit Plans").
(e) To facilitate the performance of Executive's responsibilities hereunder, during the Term, the Corporation shall continuously make available to the Executive, at Corporation's expense a laptop and/or smartphone as may be reasonably requested by the Executive.
(f) By no later than 15 days following the Commencement Date, the Corporation shall obtain and have in effect officers and directors liability insurance coverage with such amounts of coverage, from such insurers and on such terms and conditions as, in the reasonable judgment of the Executive, are customary and appropriate for the Corporation.
5. Termination.
(a) This Agreement and, if the triggering event occurs after the Commencement Date, the Executive's employment hereunder shall terminate upon the happening of any of the following events:
(i)	upon the Executive's death;
(ii)	upon the Executive's "Total Disability" (as herein defined);

(iii)	upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;
(iv)	at the Executive's option, upon thirty (30) days prior written notice to the Corporation;
(v)	at the Executive's option, in the event of an act by the Corporation, defined in Section 5(d), below, as constituting "Good Reason" for termination by the Executive;
(vi)	at the Corporation's option, in the event of an act by the Executive, defined in Section 5(e), below, as constituting "Cause" for termination by the Corporation; and
(b) at the option of either the Executive or the Corporation, if the Commencement Date has not occurred by September 30, 2016.
(c) For purposes of this Agreement, the Executive shall be deemed to be suffering from a "Total Disability" if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become "Rehabilitated" (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term "Rehabilitated" shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.
(d) For purposes of this Agreement, the term "Good Reason" shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive's title, authority, duties and responsibilities; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive's employment more than 50 miles from Scottsdale, Arizona without Executive's prior written consent; (iv) any material change in the Executive's title, job description or duties; (v) any Change of Control (as defined below); or (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days Agreement after receipt of notice thereof.
(e) For purposes of this Agreement, the term "Cause" shall mean: (i) the Executive is convicted of a felony which is related to the Executive's employment or the business of the Corporation; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Corporation; or (iii) the Executive has been found in a civil action to have materially breached any provision of Section 10 and to have caused material harm to the Corporation.  The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statutes have been determined and no further appeals are permissible.

(f) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any one or more of the following at any time after the Commencement Date: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding common stock of the Corporation, (ii) a merger or consolidation of the Corporation in which the Corporation does not survive as an independent public corporation or upon the consummation of which the holders of the Corporation's outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Corporation after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Corporation, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Corporation, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation.
6. Effects of Termination.
(a) Upon termination of the Executive's employment pursuant to Section 5(a)(i), the Executive's estate or beneficiaries shall be entitled to the following severance benefits: (i) three (3) months' Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; and (ii) continued provision for a period of three (3) months following the Executive's death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.
(b) Upon termination of the Executive's employment pursuant to Section 5(a)(ii), the Executive shall be entitled to the following severance benefits: (i) six (6) months' Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Corporation's usual payroll practices, including the withholding of all applicable taxes; (ii) continued provision for a period of  six (6) months following the Executive's Total Disability of Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation's then-existing bonus plan in place at the time of termination. The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained for his benefit.
(c) Upon termination of the Executive's employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive's employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive: (i)  the accrued but unpaid compensation and vacation pay through the date of termination; and (ii) continued provision for a period of one (1) year following the date of termination of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.  In the event the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive's employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation's statement that the Executive's employment was terminated due to Section 5(a)(vi) (for "Cause"), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for "Cause."
(d) Upon termination of the Executive's employment pursuant to Sections 5(a)(iv) and (vi), the Executive shall be entitled to receive: (i) the accrued but unpaid compensation and vacation pay through the date of termination; and (ii) continued provision for a period of six (6) months following the date of termination of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.
(e) Upon termination of the Executive's employment (A) pursuant to Section 5(a)(v), (B) by the Corporation without Cause or (C) if within a two year period after a Change of Control occurs, the Executive shall be entitled to the following severance benefits: (i) two (2) years' Base Salary and bonus the Executive would have earned pursuant to this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; and (ii) continued provision for a period of two (2) years after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(f) Upon termination of this Agreement pursuant to Section 5(b), all rights and obligations of each party hereunder shall immediately cease.
(g) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive's beneficiaries in the event of his death until paid in full except for the continuation of benefits under the Benefit Plans.
(h) The Corporation shall reimburse the Executive for all legal and professional fees and expenses incurred by the Executive as a result of termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided the Executive is substantially successful in such action).
(i) The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or by becoming engaged in any other undertaking to earn a livelihood or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer after termination of employment, or as a result of his engagement in any undertaking otherwise.
7. Effects of Termination upon Vesting.
(a) If the Executive's employment is terminated pursuant to Sections 5(a)(i), (ii) or (iv), all options granted to the Executive ("Options") that are unvested shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire six (6) months after the termination of employment.
(b) If the Executive's employment is terminated pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive's employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, all unvested Options shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire one (1) year after the termination of employment.

(c) If the Executive's employment is terminated (A) in connection with a Change of Control, (B) by the Corporation without Cause, (C) due to the Corporation tendering the Executive a Non-Renewal Notice for any reason other than for Cause, or (D) pursuant to Section 5(a)(v), all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire two (2) years after any such event.
(d) The Corporation shall cause all future agreements, certificates or other documents evidencing any grant of Options to the Executive to contain the foregoing provisions and shall agree to amend all existing agreements, certificates or other documents evidencing any grant of Options to the Executive to contain the foregoing provisions.
8. Vacations. The Executive shall be entitled to a vacation of five (5) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation's business necessities, up to three (3) weeks' vacation may carry over to the subsequent year.
9. Non-Competition Agreement.
(a) Competition with the Corporation.  Until termination of his employment and for a period of 12 months commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Corporation (which for the purpose of this Agreement also includes any of its parent, subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Corporation was actually engaged in business as of the time of termination of employment or where the Corporation reasonably expected to engage in business within three months of the date of termination of employment.  For purposes of this Agreement, the term "compete with the Corporation" shall refer to any business activity in which the Corporation was engaged as of the termination of the Executive's employment or reasonably expected to engage in within three months of termination of employment (the "Prohibited Business").
(b) Solicitation of Customers.  During the periods in which the provisions of Section 9(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Corporation, refer Prohibited Business from any Customer to any enterprise or business other than the Corporation or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Corporation.  For purposes of this Agreement, the term "Customer" means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Corporation, its parent or any of its affiliates sold or provided goods or services during the 24‑month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Corporation for the purpose of soliciting business from the Corporation or the third party, as the case may be.

(c) Solicitation of Employees. During the period in which the provisions of Sections 9(a) and (b) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Corporation to terminate his or her employment with the Corporation, or solicit for employment or recommend to any third party the solicitation for employment of any person who, at the time of such solicitation, is employed by the Corporation, its parent or any of its subsidiaries and affiliates.
(d) No Payment.  The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 9, and confirms he has received adequate consideration for such undertakings.
(e) References.  References to the Corporation in this Section 9 shall include the Corporation's subsidiaries and affiliates.
10. Disclosure of Confidential Information.  The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 10 shall survive the termination of the Executive's employment hereunder. All references to the Corporation in this Section 10 hereof shall include any subsidiary of the Corporation.
11. Board Position. The Board of Directors shall use its best efforts to cause the Executive to be nominated and elected to the board of directors of the Corporation, and following a Change of Control the Board of Directors shall use its best efforts to cause the Executive to be appointed to the board of directors of any successor to the Corporation following such Change of Control.

12. Miscellaneous.
(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.
(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.
(c) This Agreement, when effective, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation.  This Agreement shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(d) This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.
(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
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ENERGYTEK CORP.:

By:     /s/ Jonathan Read_________________________
           Jonathan Read, Chief Executive Officer

Address for Notices:
EnergyTek Corp.
7960 E. Camelback Road, Suite 511
Scottsdale, Arizona 85251
Attention: Jonathan Read, Chief Executive Officer
Email:  jread@quadratum1.com

EXECUTIVE:

/s/ John Wise_________________________
 John Wise
Address for Notices:
18660 N. Cave Creek Road, #219
Phoenix, Arizona  85024
 Email:  john@timefirevr.com